Exhibit 30 (d)(viii)

RIDER FOR
LEVEL TERM INSURANCE BENEFIT ON LIFE OF INSURED

Read the list of Supplementary Benefits on the Contract Data page(s).
This Benefit is a part of this contract only if it is listed there.

Benefit.--We will pay an amount under this Benefit if we receive due proof that the Insured died (1) in the term period for the Benefit; and (2) while this contract is in force with no premium in default past its days of grace. Any proceeds under this contract that may arise from the Insured's death will include this amount. But our payment is subject to all the provisions of the
Benefit and of the rest of this contract.

We show the amount of term insurance on the Contract Data page(s). We also show the term period for the Benefit there. It starts on the contract date, which we show on the first page. The anniversary at the end of the term period is part of that period.

CONVERSION TO ANOTHER PLAN OF INSURANCE

Right to Convert.--You may be able to exchange this Benefit for a new contract of life insurance on the Insured's life in either this company of The Prudential
Insurance Company of America. In any of these paragraphs, when we use the phrase the company we mean whichever of these companies may issue the new contract. And where we use the phrase new contract we mean the contract for which the Benefit may be exchanged. You will not have to prove that the Insured is insurable.

Conditions.--Your right to make this exchange is subject all these conditions:
(1) You must ask for the exchange in writing and in a form that meets our needs.
(2) You must send this contract to us to be endorsed. (3) We must have your request and the contract at our Service Office while the Benefit is in force and before the end of its term period.

The new contract will not take effect unless the premium for it is paid while the Insured is living and within 31 days after its contract date. If the premium is paid as we state, it will be deemed that: (1) the insurance under the new contract took effect on its contract date; and (2) this Benefit ended just before that contract date. We will return that part, if any, of the last premium paid for the Benefit that is more than was needed to pay premiums to that contract date.

Contract Date.--The date of the new contract will be the date you ask for in your request. But it may not be after the date to which premiums are paid for this Benefit. It may not be after the end of the term period for the Benefit.
And it may not be more than 31 days before we have your request at our Service
Office.

Contract Specifications.--The new contract will be in the same rating class as this contract. The company will set the issue age and the premiums for the new contract in accord with its regular rules in use on the date of the new contract.

We will endorse the new contact to show that the period we state in its
Incontestability provision will start on the issue date of this contract. But if this contract was reinstated before the date of the new contract, that period will start on the date of the reinstatement. We will have the right to use the statements that were made to us as the basis for reinstatement to contest the new contract. The period during which we will have that right will be the period we state in the Incontestability provision of the new contract.

We will endorse the new contract to show that the period we state in its Suicide
Exclusion provision will start on the issue date of this contract.

The new contract may call for annual premiums. If the company agrees, you will be able to have premiums fall due more often.

The contract may be any one of the following:

1. A Life Paid Up at Age 85 plan. In this case the new contract will be issued by The Prudential Insurance Company of America. Its face amount will be the amount you ask for in your request. But it cannot be less than $10,000 or more than the amount of term insurance for this Benefit.

2. A Variable Life contract, if Pruco Life Insurance Company is regularly issuing such contracts at that time. Its face amount will be the amount you ask for in your request. But it cannot be less than $25,000 or more than the amount of term insurance for this Benefit.

3. An Appreciable Life or Variable Appreciable Life contract, if Pruco Life
Insurance Company is regularly issuing such contracts at that time. Its face amount will be the amount you ask for in your request. But it cannot be less than $50,000 or more than the amount of term insurance for this Benefit.

(Continued on Next Page)

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II-233

CONVERSION TO ANOTHER PLAN OF INSURANCE (Continued)

The new contract will not have Supplementary Benefits other than as we describe in this and in the next two paragraphs. If this contract has a benefit for waiving premiums in the event of disability and the company would include that kind of benefit in other contracts like the new contract, the company will put the benefit in the new contract. The benefit, if any, in the new contract will be the same one with the same provisions, that the company puts in other contracts like it on its contract date. In this paragraph, when we use the phrase other contracts like it, we mean contracts the company would regularly issue on the same plan and for the same rating class, amount, issue age and sex.

A benefit for waiving premiums that would have been allowed under this contract, and that would otherwise be allowed under the new contract, will not be denied just because disability started before the contract date of the new contract.
But any premium to be waived for that disability under the new contract must be at the frequency that was in effect for this contract when the disability started.

No premium will be waived under the new contract unless it has a benefit for waiving premiums in the event of disability. This will be so even if premiums have been waived under this contract.

Changes.--You may be able to have this Benefit changed to a new contract of life insurance other than in accord with the requirements for exchange that we state above. But any change may be made only if the company consents, and will be subject to conditions and charges that are then determined.

MISCELLANEOUS PROVISIONS

Benefit Premiums.--We show the premiums for this Benefit on the Contract Data page(s). They stop on the contract anniversary at the end of the term period for the Benefit.

Termination.--This Benefit will end on the earliest of:

1. the end of the last day of grace of a premium in default: will not continue if a benefit takes effect under any contract value options provision that may be in the contract:

2. the end of the last day before the contract date of any other contract (a)
for which the Benefit is exchanged, or (b) to which the Benefit is changed;

3. the date the contract is surrendered under its Cash Value Option, if it has one: and

4. the date the contract ends for any other reason.

Further, if you ask us in writing in the premium period we will cancel the
Benefit as of the date to which premiums are paid Contract premiums due then and later will be reduced accordingly.

This supplementary benefit rider
attached to this Contract on the Contract Date

Pruco Life Insurance Company,

By /s/ ISABELLE L. KIRCHNER

Secretary

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